Registration No. 333-36537
Filed Pursuant to Rule 424(b)(3)

Prospectus Supplement To Prospectus Dated June 2, 2000

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237
(303) 757-8101

780,346 SHARES OF CLASS A COMMON STOCK

     The table setting forth the shares to be sold by the Selling Stockholder as set forth under “Selling Stockholders” in Apartment Investment and Management Company’s Prospectus, dated June 2, 2000, is hereby amended to revise the information that appeared therein related to the securities held by John W. English to reflect the subsequent contribution of such securities to a trust as follows:

Shares owned prior
Selling Stockholder	to offering
John Wesley English Living Trust, Michael P. Verna Trustee	13,532

The date of this Prospectus Supplement is January 12, 2005